Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2005

The balances in the sub-accounts on deposit with the trustee as of March 31, 2005 were:

	Series 2003-1	Series 2004-1
General Sub-Account	$9,860,623.32	$33,995,111.79
Capital Sub-Account	$1,071,816.64	$1,425,298.37
Overcollateralization Account	$0.00	$0.00

REP Deposit Account *	$1,844,943.57

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.